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                                                                    EXHIBIT 99.1

                                 (NEWS RELEASE)

                      (ST. LOUIS POST-DISPATCH LETTERHEAD)


               ST. LOUIS POST-DISPATCH LLC SETTLES CARRIER LAWSUIT

         ST. LOUIS, July 20, 2004 - St. Louis Post-Dispatch LLC, a subsidiary of Pulitzer Inc. (NYSE:PTZ) today announced that a settlement has been reached regarding a lawsuit brought by a group of independent St. Louis Post-Dispatch carriers. Under the terms of the settlement, the carriers agree to permanently withdraw the lawsuit in return for a payment totaling approximately $1.5 million from St. Louis Post-Dispatch LLC.

         The lawsuit, filed in the Missouri Circuit Court, Twenty-Second Judicial Circuit (St. Louis City), alleged breach of, and tortious interference with, certain of the carriers' contractual rights. The lawsuit was brought by 33 independent carriers engaged in home subscriber delivery of the St. Louis Post-Dispatch under contracts covering 44 routes, and was filed against St. Louis Post-Dispatch LLC, Suburban Journals of Greater St. Louis LLC, and Pulitzer Inc., the parent company of both entities.

         Matthew G. Kraner, vice president and general manager of the St. Louis Post-Dispatch LLC, said, "We decided a settlement clarifying the parties' rights was preferable to the cost and uncertainty of continued litigation. With the resolution, we have removed an obstacle relating to the acquisition of additional home subscriber delivery routes."

         Pulitzer Inc. will discuss this settlement and its effect on earnings during its second-quarter earnings conference call scheduled for today, July 20, at 10 a.m. EDT. The webcast of the call can be assessed at www.pulitzerinc.com.

         The St. Louis Post-Dispatch is the flagship newspaper of Pulitzer Inc. Founded on December 12, 1878, by Joseph Pulitzer, the Post-Dispatch ranks second in Sunday and seventh in daily reach among newspapers in the top 25 media markets in the United States.


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